Exhibit 99.(a)(1)(ii)

Covington Comments of June 15, 2021

Offer to Exchange Eligible Options for New Options – Election Form

THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON JULY 16, 2021

UNLESS THE OFFER IS EXTENDED

Name: ___________________

Before making your election, please make sure you have received, read and understand the documents that make up this Offer, including: (1) the Offer to Exchange Eligible Options for New Options, dated June 17, 2021 (the “Offer to Exchange”); (2) this Election Form, including the list of your eligible options below; (3) the 2018 Equity Incentive Plan (the “2018 Plan”); (4) the form of stock option grant notice for Replacement Options under the 2018 Plan; and (5) the email dated June 17, 2021 announcing the Offer to Exchange (collectively, the “Offer Documents”). The Offer is subject to the terms of the Offer Documents as they may be amended. The Offer provides eligible employees, certain consultants and nonemployee directors who hold eligible options the opportunity to exchange these options for new replacement options as set forth in Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date.” This Offer expires at 5:00 p.m., Eastern time, on July 16, 2021, unless extended. Defined terms used in this election form without definition will have the meanings given to such terms in the Offer to Exchange.

You may access the Offer Documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov or the Company’s website at www.entasistx.com, or by emailing Elizabeth Keiley, betzy.keiley@entasistx.com, or Sara Castello, sara.castello@entasistx.com. Copies will be provided promptly at our expense.

Details on your Eligible Exchange Options are set forth in the table below.

Type	Grant Date	Exercise Price	Total Shares	Exchange Ratio	Exchanged Entire Eligible Option (Y/N)
☐Yes ☐ No
☐Yes ☐ No
☐Yes ☐ No

To elect to exchange or withdraw your eligible options, complete the table above. If you do not complete the requested information and clearly mark the applicable box, your attempted election or withdrawal or election will not be valid.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your eligible options, you will receive new replacement options as determined in accordance with the Offer Documents using the exchange ratios set forth in the Offer Documents (rounded down to the nearest whole number with respect to each new replacement option on a grant-by-grant basis), as described in Section 1 of the Offer to Exchange entitled “Eligibility; Number of Options; Offer Expiration Date.”

Please note that you may withdraw your election by submitting a new properly completed and signed election form prior to the Offer expiration date, which will be 5:00 p.m., Eastern time, on July 16, 2021, unless we extend the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. YOU WILL LOSE YOUR RIGHTS TO ALL EXCHANGED OPTIONS THAT ARE CANCELLED UNDER THE OFFER AND EXCHANGED FOR NEW REPLACEMENT OPTIONS.

Your signature and submission of this election form indicates that you have read and agreed to the Terms of Election and the Offer to Exchange.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:
Address:
Email address:

EMAIL A COPY OF THIS ENTIRE ELECTION FORM TO

Entasis_Option_Exchange@entasistx.com, NO LATER THAN 5:00 P.M., EASTERN TIME, ON July 16, 2021.